Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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         CSMCRED-2006C1-V7CPY/CPR.PX Deal Summary
--------------------------------------------------------------------------------

                Pooled Deal Size      $ 3,003,562,222                   3/7/2006

                                          Initial Principal   Approximate % of      Approximate
                       Expected Ratings      Balance or         Total Initial     Initial Credit     Pass-Through Rate
               Class     (S&P/Fitch)       Notional Amount    Principal Balance       Support          Description
------------   -----   ----------------   -----------------   -----------------   --------------     -----------------
Offered         A-1        AAA/AAA         $ 101,000,000           3.36%             30.00%                Fixed
Certificates    A-2        AAA/AAA         $ 235,000,000           7.82%             30.00%           Fixed (Wac Cap)
                A-3        AAA/AAA         $ 336,916,000          11.22%             30.00%           Fixed (Wac Cap)
               A-AB        AAA/AAA         $ 155,000,000           5.16%             30.00%           Fixed (Wac Cap)
                A-4        AAA/AAA         $ 698,000,000          23.24%             30.00%           Fixed (Wac Cap)
               A-1-A       AAA/AAA         $ 576,577,000          19.20%             30.00%           Fixed (Wac Cap)
                A-M        AAA/AAA         $ 300,356,000          10.00%             20.00%           Fixed (Wac Cap)*
                A-J        AAA/AAA         $ 236,531,000           7.88%             12.13%                 Wac
                 B         AA+/AA+          $ 18,772,000           0.62%             11.50%                 Wac
                 C          AA/AA           $ 37,545,000           1.25%             10.25%                 Wac
                 D         AA-/AA-          $ 33,790,000           1.12%              9.13%                 Wac
                 E          A+/A+           $ 22,526,000           0.75%              8.38%                 Wac
                 F           A/A            $ 33,790,000           1.12%              7.25%                 Wac
------------   -----   ----------------   -----------------   -----------------   --------------     -----------------
Non-Offered      G          A-/A-           $ 30,036,000           1.00%              6.25%                 Wac
Certificates     H        BBB+/BBB+         $ 33,790,000           1.12%              5.13%                 Wac
                 J         BBB/BBB          $ 30,036,000           1.00%              4.13%                 Wac
                 K        BBB-/BBB-         $ 37,544,000           1.25%              2.88%                 Wac
                 L         BB+/BB+          $ 15,018,000           0.50%              2.38%           Fixed (Wac Cap)
                 M          BB/BB           $ 11,263,000           0.37%              2.00%           Fixed (Wac Cap)
                 N         BB-/BB-          $ 11,264,000           0.38%              1.63%           Fixed (Wac Cap)
                 O          B+/B+            $ 3,754,000           0.12%              1.50%           Fixed (Wac Cap)
                 P           B/B             $ 3,755,000           0.13%              1.38%           Fixed (Wac Cap)
                 Q          B-/B-            $ 7,509,000           0.25%              1.13%           Fixed (Wac Cap)
                 S          NR/NR           $ 33,790,222           1.13%              0.00%           Fixed (Wac Cap)
                A-X        AAA/AAA       $ 3,003,562,222         100.00%               N/A              Variable IO
                A-Y        AAA/AAA         $ 125,306,365           4.17%               N/A              Variable IO
                CCA         NR/NR            $ 1,870,000            N/A                N/A         See Description Below
------------   -----   ----------------   -----------------   -----------------   --- ----------     -----------------


                                  Assumed Average
                 Initial          Average Life      Assumed Principal   Assumed Final
              Pass-Through Rate      (Years)             Window         Distribution Rate      Cusip
------------  -----------------   --------------    -----------------   -----------------    ---------
Offered            4.3670%             2.5            4/06    7/10          July 2010        225470F32
Certificates       5.5120%             4.4            7/10    2/11        February 2011      225470F40
                   5.7110%             6.7           11/12    2/13        February 2013      225470F57
                   5.6810%             7.1            2/11    6/15          June 2015        225470F65
                   5.6090%             9.6            6/15    12/15       December 2015      225470F73
                   5.6110%             8.6            4/06    1/16        January 2016       225470F81
                   5.7375%             9.8            1/16    1/16        January 2016       225470F99
                   5.7375%             9.8            1/16    2/16        February 2016      225470G23
                   5.7375%             9.9            2/16    2/16        February 2016      225470G31
                   5.7375%             9.9            2/16    2/16        February 2016      225470G49
                   5.7375%             9.9            2/16    2/16        February 2016      225470G56
                   5.7375%             9.9            2/16    2/16        February 2016      225470G64
                   5.7375%             9.9            2/16    2/16        February 2016      225470G72
------------  -----------------   --------------    -----------------   -----------------    ---------
Non-Offered        5.7375%             9.9            2/16    2/16        February 2016      225470G80
Certificates       5.7375%             9.9            2/16    2/16        February 2016      225470H22
                   5.7375%             9.9            2/16    2/16        February 2016      225470H48
                   5.7375%             9.9            2/16    2/16        February 2016      225470H63
                   5.2400%             9.9            2/16    3/16         March 2016        225470H89
                   5.2400%            10.0            3/16    3/16         March 2016        225470J20
                   5.2400%            10.0            3/16    3/16         March 2016        225470J46
                   5.2400%            10.0            3/16    3/16         March 2016        225470J61
                   5.2400%            10.0            3/16    3/16         March 2016        225470J87
                   5.2400%            10.0            3/16    3/16         March 2016        225470K28
                   5.2400%            13.2            3/16    10/25       October 2025       225470K44
                   0.1380%             8.4            N/A      N/A        October 2025       225470K69
                   0.1032%             9.7            N/A      N/A        October 2025       225470L27
                   5.6825%             8.2           11/07    10/14       October 2014       225470L43
------------  -----------------   --------------    -----------------   -----------------    ---------

        *Class  AM Pass Through Rate = Min of 5.75% and WAC

        **The approximate percentage of total initial certificate principal balance of, and the approximate initial credit support for, any class shown does not take into account the total principal balance of the Class CCA certificates or the portion of the mortgage pool represented by the Class CCA certificates.



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DATES, ACCRUAL PERIODS, ETC.
--------------------------------------------------------------------------------
Deal Dated Date:                                                     3/1/2006
Settlement Date:                                                    3/22/2006
Interest Accrual:                                                 1st to 30th
1st Pay Date of Deal:                                              April 2005
Determination Date:                                 11th or Next Business Day
Bond Payment Date:                                      4 Business Days after
                                                           Determination Date
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
WAC Calculation And Interest Reserve:
--------------------------------------------------------------------------------
-Each class whose pass-through rate description is "WAC Cap" or "WAC" has a pass-through rate equal or subject to the Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral
       - Interest reserve is taken on Net Mortgage Pass-Through Rate
       - Interest reserve is NOT taken out on coupon related to CCA (only senior portion of Carlton Court is reserved)
       - Interest Reserve NOT taken out on coupon related to Class A-Y

-For Interest Only Loans that provide for a fixed scheduled payment during their interest only periods, there will be NO reserve taken during their interest only periods. There will be a reserve once the interest only period is completed.

-Servicing & Trustee Fee Calculation:
       - Fed Ex Central Dist Ctr provides for a fixed scheduled payment during its IO Period. During this IO period, the servicing and trustee fees will be calcualted on a 30/360 basis. After the experation of the IO period, Act/360.

       - For all other loans, servicing and trustee fees are
              calculated based on the same interest accrual as the
              loan accrual
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Class CCA Bond Description
--------------------------------------------------------------------------------
--Loan #24 (Carlton Court Apts) has an aggregate original principal balance of $21,400,0000, an aggregate cut-off principal balance of $21,400,000.00, a gross coupon of 5.55% and a net coupon of 5.499190%. It pays principal and interest based on the gross copuon of 5.550% and an amortization term of 360 months. Carton Court has been split up into a pooled portion with a cut-off principal balance of $19,530,000.00 and a non-pooled portion with a cut-off principal balance of $1,870,000.00. The CCA stand-alone bonds are collateralized by the non-pooled portion of the Carlton Court Loan.
       The pooled portion collateralizes the remaining bonds.

--Principal Payments between pooled and non-pooled portions are Pro-Rata until event of default (after which payments are sequential) --Principal Payments between the bonds backed by the non-pooled portion are Pro-Rata until event of default (after which payments are sequential)


--The Pooled Portion Net Coupon (Act/360) equals 5.499190%
--Class CCA Coupon equal the 5.49919% converted to a 30/360
      rate in non 30-day months
                         [Graphic Omitted]
(Day 1, the wtd avg of these pieces equals wtd avg net rate on whole loan)


--Events of default will cause interest shortfalls or interest excesses for this loan. Excess allocated to residual
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
WEIGHTED AVERAGE NET MORTGAGE PASS-THROUGH RATE CALCULATION:
--------------------------------------------------------------------------------

A weighted average of the following rates on the underlying mortgage loans:
(weighted on the basis of principal balance as of the beginning of the respective interest accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans


1.)  in the case of each NCB originated Multifamily
     Cooperatve loan, the mortgage interest rate in effect, net of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000%

2.)  in the case of all other mortgage loans, the mortgage
     interest rate in effect, net of all applicable
     servicing and trustee fees
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
CLASS A-Y EXPLANATION
--------------------------------------------------------------------------------

Class A-Y Notional Amount:
    --The sum of the principal balances of all the Multifamily Cooperative loans

Class A-Y Coupon:
    -- For each loan described in the above A-Y notional amount, a wtd. average of the following strip rates:

            -- 0.10% for each mortgage loan.
                Provided that, if the mortgage loan accrues on an
                Actual/360 basis, the strip will be converted to 30/360
                by multiplying by the following factor (# Days in accrual
                period / 30)
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
YIELD MAINTANENCE AND PREPAY PENALTY ALLOCATION:
--------------------------------------------------------------------------------

With respect to each separate collateral group,

1.) All YIELD MAINTENANCE (except for NCB Multifamily Cooperative Loans that contribute to Class A-Y) is allocated through the base interest fraction to investment grade bonds (A-1 through K).

      After YM has been allocated to the P&I bonds, the remainder is allocated 100% to the Class A-X.

2.) All YIELD MAINTENANCE collected with respect to each NCB Multifamily Coop Loan that contributes to Class A-Y is allocated as follows:

      a.) The amount of Yield Maint. that would have have been payable to each Coop Loan if the related interest rate was the mortgage interest rate NET of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000% without regard to any minimum yield maintenance % is distributed as explained abouve (with the GROSS coupon being used in the base fraction calculation); and

      b.) The amount of Yield Maint actually collected on each loan and not distributed in clause a.) is distributed to the Class A-Y

**All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is CBE or Monthly or regardless of any spread
**For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM

With respect to each separate collateral group, 50.00% of all FIXED PENALTIES collected with respect to any NCB Multifamily Coop Loan that contributes to Class A-Y is allocated to the Class A-Y

All remaining FIXED PENALTIES are allocated through the base interest fraction to the investment grade bonds (A-1 through K).

      After fixed penalties have been allocated to the P&I bonds, the remaining is split up as follows:

            -Remaining Fixed Penalties from all loans --> 100.00% to Class A-X

**CSFB has modeled the YM or Prepay Penalties due to the Class A-Y.

                  Collat Cashflows DO NOT have these penalties!
                      Please model YM and Pen going to A-Y
--------------------------------------------------------------------------------



CSFB 2006-C1
Class A-AB Balance Schedule

                    ------------------------
                      A-AB BALANCE SCHEDULE
                    ------------------------

                    Balance          Period:
                    --------------   -------
                    155,000,000.00    1-58
                    154,496,453.02     59
                    151,059,000.00     60
                    148,545,000.00     61
                    145,706,000.00     62
                    143,166,000.00     63
                    140,301,000.00     64
                    137,734,000.00     65
                    132,607,000.00     66
                    127,935,000.00     67
                    125,340,000.00     68
                    122,422,000.00     69
                    119,825,000.00     70
                    117,215,000.00     71
                    113,975,000.00     72
                    111,336,000.00     73
                    108,377,000.00     74
                    105,710,000.00     75
                    102,724,000.00     76
                    100,030,000.00     77
                     97,322,000.00     78
                     94,296,000.00     79
                     91,566,000.00     80
                     88,836,000.00     81
                     86,106,000.00     82
                     83,375,653.84     83
                     80,182,000.00     84
                     77,699,000.00     85
                     74,964,000.00     86
                     72,456,000.00     87
                     69,696,000.00     88
                     67,163,000.00     89
                     64,617,000.00     90
                     61,820,000.00     91
                     59,249,000.00     92
                     56,426,000.00     93
                     53,829,000.00     94
                     51,219,000.00     95
                     47,884,000.00     96
                     45,245,000.00     97
                     42,357,000.00     98
                     39,691,000.00     99
                     36,777,000.00     100
                     34,084,000.00     101
                     31,379,000.00     102
                     28,425,000.00     103
                     25,692,000.00     104
                     22,712,000.00     105
                     19,951,000.00     106
                     15,894,000.00     107
                      9,641,000.00     108
                      6,844,000.00     109
                      3,804,000.00     110
                                 -     111
                    --------------   -------